THE TAIWAN FUND, INC. REVIEW
February 2005

HSBC Asset Management (Taiwan) Limited
24/F No. 99, Tunhwa S. Rd., Sec. 2	Tel: (8862) 2325-7888
Taipei 106, Taiwan	Fax: (8862) 2706-5371

Portfolio Review

Market overview and portfolio performance
In February, the market’s sentiment improved and the Taiwan Stock Exchange Index (the “TAIEX”) gained 5.83% in U.S. dollar terms reversing the 2.24% loss in the month of January for the following reasons: (1) positive sentiment across the Taiwan Straight driven by the first non-stop direct passenger flights between Taiwan and China during the Lunar Chinese New Year holiday; (2) Taiwan President Chen Shui-Bian and opposition leader James Soong signed a memorandum of joint statements; and (3) ample liquidity in the market. On the sector performance level, the best performing sector was the transportation sector, gaining 8.58% month-over-month in February, on the hope of direct cargo flights between Taiwan and China after the Chinese New Year. The technology sector was the second best performing sector, gaining 6.60% month-over-month in February, on the back of the market’s expectation that the sector has bottomed out and due to inventory improvements. The automotive, plastics, petrochemical and banking sectors under-performed the TAIEX due to the lack of new share catalysts during the month of February. In terms of sectors, our overweight position in the IC (integrated circuit) design and PCB (Printed Circuit Board) sectors brought positive contributions, but was offset by the overweight positions in the financial sector. At the stock level, the portfolio benefited from good stock selection in the DRAM (Dynamic Random Access Memory) sector, but suffered from poor selection in some financial stocks.

Market outlook and portfolio strategy
We reiterate our neutral view on the broader market for the first quarter of 2005 and anticipate that the upstream technology sectors will bottom out later in the first quarter of 2005. We will continue to add to high-beta technology shares as we foresee liquidity continuing to improve and cheap valuations providing a buffer for share performance. In addition, we think the TAIEX is well-positioned for a liquidity rally in the first quarter of 2005 driven by the combined effects of the MSCI Morgan Stanley Capital International (“MSCI”) second phased rebalancing and NT dollar strength. Moreover, healthy domestic demand, strong demand from industrial cyclical sectors, historical low valuations (an average price-to-book multiple of 1.74 times) and improvement in return on equity (15%) and dividend yield (4.0%-above) suggest that the market is unlikely to revisit its recent lows. In terms of corporate earnings, however, we are concerned that the strengthening NT dollar against the U.S. dollar will have a negative impact on the export-oriented and downstream technology companies. The newly implemented accounting changes, including Statement of Financial Accounting Standard 35 (SFAS 35) on asset impairment recognition and Statement of Financial Accounting Standard 7 (SFAS 7) that mandates consolidated financial statements on a semi-annual basis, could also have a negative impact on a company’s corporate earnings when earnings reporting season begins. Our view remains that the market is likely to rally. We are inclined to raise our portfolio beta and increase our weighting in the cyclical growth sectors in the coming months. Our primary focus will be increasing our weighting in technology stocks and also increasing our weighting in quality small-cap stocks with evident growth potential.

Total Fund Sector Allocation

As of 02/28/05	% of	% of
	Total Fund	TAIEX
Semiconductor	20.3	17.56
Finance	16.7	20.23
Electronics	12.6	9.6
PC & Peripherals	12.2	13.28
Telecommunications	10.8	7.28
Plastics	8.7	10.91
Iron & Steel	4.3	3.88
Retail	3.3	0.77
Others + Miscellaneous	2.2	6.32
Automobiles, Tires & Accessories	1.8	1.32
Shipping	1.4	3.01
Textiles & Apparel	0.0	1.67
Chemicals	0.0	1.40
Electrical Equipment	0.0	1.26
Cement	0.0	0.91
Wire & Cable	0.0	0.60
Total	94.3	100.00
Cash	5.7

Tech	55.9	48.53
Non-Tech	21.7	31.24
Financial	16.7	20.23
Total Net Assets: US$245.21Million

Top 10 Holdings of Total Fund Portfolio

As of 02/28/05	% of Total Portfolio

Asustek Computer, Inc.	6.55

Media Tek, Inc.	5.34

Taiwan Semiconductor Manufacturing Co.	5.04

Hon Hai Precision Industry Co. Ltd.	4.78

China Steel Corp.	4.34

Chunghwa Telecom Co. Ltd.	4.16

Cathay Financial Holding Co. Ltd.	4.01

Chinatrust Financial Holding Co. Ltd.	4.00

Mega Financial Holding Co.	3.34

Formosa Chemicals & Fibre Corp.	3.32

Total	44.88

NAV: US$14.98	Price: US$13.90	Discount: -7.21%
No. of Shares: 16.4Million

Returns in US$ (%)*

	The Taiwan Fund, Inc.	Taiwan Stock Exchange Index
One Month	6.17	5.83
Fiscal Year to Date**	17.50	18.01
One Year	-1.08	-1.59
Three Years	3.02	7.19
Five years	-9.96	-8.22
Ten Years	-0.83	-2.10
Since Inception	10.02	11.55

*	Returns for the Fund are historical total returns that reflect changes in net asset value per share during each period and assume that dividends and capital gains, if any, were reinvested. Returns for the TAIEX are not total returns and reflect only changes in share price but do not assume that cash dividends, if any, were reinvested, and thus are not strictly comparable to the Fund returns. Past performance is not indicative of future results of the Fund. Returns are annualized, except for periods of less than one year which are not annualized.

**	The Fund’s fiscal year commences on September 1.

Premium/Discount of TWN

Market Data

	As of 01/31/05	As of 02/28/05
TAIEX	5994.23	6207.83
% change in NTD terms	-2.37	1.11
% change in USD terms	-2.24	5.83
NTD Daily avg. trading volume (In Billions)	55.78	87.23
USD Daily avg. trading volume (In Billions)	1.76	2.81
NTD Market Capitalization (In Billions)	13498.58	13951.47
USD Market Capitalization (In Billions)	425.15	449.03
FX Rate: (NT$/US$)	31.75	31.07

Disclaimer:	This report is based on information believed by us to be reliable. No representation is made that it is accurate or complete. The figures in the report are unaudited. This report is not an offer to buy or sell or a solicitation of an offer to buy or sell any securities mentioned.

The daily NAV of the Fund is available from Lipper and CDA Weisenberger, or you may obtain it by calling toll free (800) 636-9242.

Lead Fund Manager: Victor Shih
Deputy Fund Manager: Sally Chang